Exhibit 99.1

FORWARD-LOOKING STATEMENTS

The Statements of Projected Operations include “forward-looking statements” within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. All statement other than statements of historical facts are forward-looking statements. Although we believe that the expectations reflected in such statements are reasonable, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements as a result of many factors, including but not limited to coal prices, production costs, and recoverable reserves. Important factors that could cause actual results to differ materially from our expectations are disclosed herein and at pages 13-19 of the PPM and at pages 16-17 of our Form 10-K for the fiscal year ended December 31, 2005.

	2006	2007	2008	2009

Revenues:
Coal reclamation (a)	$ 1,323,000	$12,753,000	$31,244,000	$41,125,000
Carbon dioxide (b)	1,392,000	1,531,000	1,684,000	1,684,000
China (c)	1,269,000	5,235,000	12,119,000	21,682,000
Oil and gas (d)	160,000	160,000	150,000	141,000
e-Commerce (e)	5,000	6,000	8,000	10,000

	4,149,000	19,505,000	45,205,000	64,642,000

Operating profit (loss) (a)(b)(c)(d)(e)(f)(g)	(517,000)	6,054,000	17,285,000	23,589,000

Other income (expense):
Interest income	6,000	5,000	5,000	5,000
Interest expense (h)	(1,292,000)	(2,755,000)	(3,890,000)	(3,117,000)
Equity in net earnings of unconsolidated affiliate (i)	51,000	-	-	-
Gain on sale of assets	7,000	-	-	-
Other	(28,000)	-	-	-
Minority interest in operations of consolidated subsidiaries	8,000	(1,589,000)	(4,657,000)	(7,117,000)

Earnings (loss) before income taxes	(1,765,000)	1,715,000	8,743,000	13.360,000

Income tax benefit (expense)	-	(172,000)	(874,000)	(4,638,000)

Net earnings (loss) (k)	$ (1,765,000)	$ 1,543,000	$ 7,869,000	$ 8,722,000

Net earnings (loss) per common share:
Basic	$ (0.31)	$ 0.22	$ 0.90	$ 0.94

Diluted	$ (0.31)	$ 0.17	$ 0.84	$ 0.93

Weighted average common shares outstanding:
Basic	5,679,000	7,055,000	8,787,000	9,319,000

Diluted	5,679,000	9,287,000	9,388,000	9,400,000

See accompanying notes to the statements of projected operations.

THE BEARD COMPANY AND SUBSIDIARIES

NOTES TO THE STATEMENTS OF PROJECTED OPERATIONS

(Unaudited)

(a) The Company’s principal business is coal slurry pond reclamation. The Coal Segment is currently pursuing a number of different projects. The Pinnacle Project in West Virginia has been under construction since September of 2005. The plant for this project, which will be jointly owned by BTI and a group of investors who are affiliates of the pond owner, is rapidly approaching completion, and we expect to have first coal production and start generating cash flow by the end of September, 2006.

The projections reflect Project A (Pinnacle) commencing production in September of 2006. The projections also assume that a second pond recovery project (Project B) starts in December of 2006 and commences production in June of 2007, that a third pond recovery project (Project C) starts in March of 2007 and commences production in September of 2007, that a fourth pond recovery project (Project D) starts in September of 2007 and commences production in March of 2008, that a fifth pond recovery project (Project E) starts in December of 2007 and commences production in June of 2008, and that a sixth pond recovery project (Project F) starts in March of 2008 and commences production in September of 2008. BTI has a number of potential projects in various stages of development. The assumption that BTI will commence Projects B, C, D, E and F during the time frames indicated is based on the current status of such projects. However, Projects E and F have a lower degree of certainty. The status of the projects under development changes often and could change negatively in the future. On each of the six pond recovery projects, the projections assume that BTI receives an overhead charge of $50,000 per month for the first five months and $30,000 per month thereafter from the LLC operating the projects. We expect to receive revenues of $23 per ton on Project B, and have assumed that we will receive revenues of $24 per ton of coal recovered on each of the other Projects, which is the amount we will receive on the Pinnacle Project. Operating costs on the projects vary, depending primarily on the life and the capital costs of the project.

The projections assume that BTI receives approximately 41% of the cash flow after debt service from the Pinnacle Project and that the investors receive approximately 59%. Pinnacle investors will have the preferential right to participate in the next six projects undertaken by BTI on the same basis as the Pinnacle Project. However, if BTI contributes equity to a project, the Pinnacle investors will have a reduced interest. It is contemplated that BTI will contribute the Bee Veer Plant which it owns for use in Project B, and that BTI will thus receive approximately 73% of the cash flow after debt service and that the investors receive approximately 27%. Based upon our projections, we anticipate that BTI will be able to finance a portion of Projects C, D, E and F from its cash flow from Projects A and B, and that these projects will be owned approximately 72% by BTI and 28% by the Pinnacle investors. Meanwhile, the Company will continue to diligently pursue debt financing for Projects B, C, D, E and F through several different sources, including: (i) a New York City-based firm which specializes in energy financing; (ii) a Maryland-based firm that obtained the bank which we anticipate will provide the USDA-guaranteed portion of the financing for the Pinnacle Project; (iii) a third firm that specializes in USDA-guaranteed financing, and (iv) a Texas-based firm that has several sources of hedge fund financing. However, there is no assurance that the required debt financing will be obtained, that the USDA-guaranteed loans will be obtained or that any of the projects other than Pinnacle will materialize.

                The projections also assume that BTI’s basic overhead, which has been running approximately $46,500 per month in 2006, has increased by $20,000 per month as each of Projects A, B, C, D, E and F are commenced. Finally, because the financing for Projects B, C, D, E and F is not presently assured, the revenues and operating expenses of such projects have all been reduced by 30% which has reduced the projected operating profit for the Coal Segment in each of the four years.

(b) 2006 revenues, expenses and profits of the CO2 Segment have been based upon actual results for the first half of 2006. Revenues and net profit in 2007 and 2008 have been projected to increase by 10% and 12%, respectively, in each year as additional wells are completed in the McElmo Dome Field and as daily production from the field increases to its projected 1.2 BCF per day. Revenues and net profit in 2009 are expected to remain flat with 2008.

(c) In China the projections reflect the operation of our initial plant which manufactures organic chemical compound fertilizer (OCCF). The facility produced and shipped its initial product in October of 2005 but has not yet achieved its initial full production rate of 23,000 metric tons of OCCF per year. The projections assume that the plant will achieve full capacity in July of 2007 and that we double the size of the plant at that point, with full production of the increased plant reached in January of 2008. The projections further assume that (i) we commence Plant #2 (46,000 tons) in January of 2008 and that it commences production in July of 2008, and (ii) that a third 46,000 ton plant (Plant #3) starts in January of 2009 and commences production in July of 2009., The projections assume that both the OCCF and our new line of liquid fertilizer are sold at the prices we are currently receiving for such products.

Under the terms of our agreement, the LLC will cover $30,000 per month of the China Segment’s overhead as soon as it is generating positive cash flow, $50,000 per month when the plant capacity has doubled, and will increase thereafter as Plant #2 and subsequent plants come on stream to cover all of the overhead of the China Segment. If the market forecasts of our China Segment prove to be correct, our projections indicate that we can finance the doubling of the plant capacity of Plant #1 and, if adequate leased space is available, Plant #2 and Plant #3 from available cash flow.

The projections also assume that the China Segment’s basic overhead, which was approximately $37,300 per month in the first half of 2006, continues at that rate for the balance of this year, increases to $40,000 per month in 2007, increases to $50,000 per month in 2008 and to $60,000 per month in 2009 as administrative overhead increases.

(d) Includes the anticipated revenues and expenses from our 22.5% working interest in seven gas wells (and an eighth well after it reaches payout expected in December of 2006) in eastern Colorado which commenced production in the fourth quarter of 2005. Also includes anticipated revenues and expenses from our overriding royalty interest in 12 gas wells in Wyoming which also commenced production in 2005. We have also assumed that natural gas production declines 5% per annum after 2006.

(e) Revenues and expenses for the e-Commerce Segment have been reflected in an anticipated worst case scenario. Revenues reflect the revenues presently anticipated from starpay’s existing license agreement. starpay’s overhead is projected at $96,000 in 2006, at $126,000 in 2007, at $120,000 in 2008 and at $84,000 in 2009 with the fluctuations attributable to starpay’s estimated 50% share of the legal costs related to the Visa lawsuit.

(f) Includes all of the operating expenses of the Coal, CO2, China, Oil and Gas, and e-Commerce Segments based upon the assumptions set forth in footnotes (a), (b), (c), (d) and (e). Also includes the Parent Company overhead.

(g) Assumes that Beard (Parent) overhead, which is expected to total $960,000 in 2006, increases to $1,080,000 in 2007, to $1,200,000 in 2008, and to $1,320,000 in 2009. The increases reflect anticipated increases in salaries and fringe benefits of the Parent, increased audit costs due to the expanded scope of the Company’s Coal and China operations, and increased internal audit costs as we gear up to meet the new Sarbanes-Oxley 404 internal control requirements.

(h) Interest expense includes the interest associated with the present Parent Company debt, the estimated interest cost associated with the six Coal projects discussed in footnote (a), together with the interest attributable to the China LLC discussed in footnote (c). Interest costs associated with the current offering is not included since the amount of borrowings has not yet been determined.

(i) Tax expense has been projected at 10% for 2007 and 2008 (state only) and at 40% for 2009 (combined federal and state) after deducting the projected 2006 loss.

(j) These projections have been included to indicate the profitability that may be achieved if the projects outlined in footnotes (a) and (c) are implemented within the indicated time frames and if the other assumptions contained herein prove to be reasonably accurate.

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